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                          Columbus McKinnon Corporation
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                    (Exact Name as Specified In its Charter)

                  The Columbus McKinnon Shareholders Committee
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New York, New York, May 24, 1999-- The Columbus McKinnon Shareholders  Committee
today released the following open letter to shareholders of Columbus McKinnon Corporation (NASDAQ: CMCO):

May 24, 1999

Dear Fellow Columbus McKinnon Shareholder:

Nearly three weeks ago, several long-time, significant shareholders who own approximately 8.5% of Columbus McKinnon, formed the Columbus McKinnon Shareholders Committee. Our purpose in nominating an alternate slate of directors is to pursue a value maximization strategy for Columbus shareholders. Our proposal to the Company, and the history of management inaction that led to it, are described in a Form l3D filed with the Securities and Exchange Commission which we amended today.

We want to take this opportunity to update you on events that only reinforce the need for shareholders to act.

o Since our filing, management has neither publicly responded to our proposal, nor indicated any intent to develop a new strategy of their own. Despite the market's clear support for the sale of Columbus, management has refused to answer shareholder questions about our proposal to adopt a value maximization strategy. Even in its recent press release reporting results for fiscal year 1999, and a related conference call for investors, management only offered its reasons for underperforming analyst expectations, and pointed to better times ahead. What management did not describe was a new strategy to achieve better returns ahead.

o Management claims that it has already succeeded in building shareholder value. We disagree. In over three years since Columbus first became a public company to the day before our announcement, the value of Columbus' shares appreciated less than $6. In just the few days following our announcement, Columbus' shares traded as much as $8 HIGHER, and even after the Company announced earnings below expectations, shares remain nearly $6 HIGHER. Management's continued refusal to acknowledge that their strategy has not succeeded only indicates you can expect no new initiatives from the incumbent Board, and no recognition that shareholder value is the top priority, not an afterthought.

o Let us give another example of management's silence speaking volumes about their view of outside shareholders. Even as they issued their press release and held a conference call, management and the incumbent Board amended the Company's by-laws to make it more difficult for shareholders to nominate alternative directors, or propose business for shareholder action. Why did management choose not to disclose these defensive tactics in their press release, or in their conference call-Did they think these steps were not important? Would they be able to explain why the Company's long- standing by-laws suddenly were deemed inadequate? We suggest that this eleventh-hour attempt to change the election process tells you what management thinks of allowing shareholders to freely choose a value maximization strategy: it is less important than the incumbent Board retaining their positions.


o        Management's  disregard of shareholder  interests and views is not new.
         In  1998,  we  advocated  that  management  use  some of the  Company's remaining borrowing capacity to implement a share buyback. The Company's poor market performance (with the stock declining below its


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         IPO level) actually presented Columbus with an excellent opportunity to enhance value for all shareholders by buying back and retiring its substantially undervalued shares. Management did decide to pursue a share repurchase strategy, but not as a value-enhancing tool for public shareholders. Instead, the Company purchased stock exclusively for the ESOP, thereby stockpiling years of shares and votes in the ESOP, but not increasing the ownership of public shareholders. Did this do the most for shareholders? No. Did this do more to entrench management and the incumbent Board? What do you think?

One final point. Management has continually pointed to the 1998 strike at General Motors as the prime driver for Company earnings failing to meet investor expectations. However, an agreement settling that strike was reached in July 1998 and UAW workers began to return to their jobs in early August. In fact, not only has stability returned to the economy, but GDP growth and industrial activity rebounded well beyond pre-strike levels in the quarters following the strike. The strike is not the cause for management's failure to create shareholder value. Management has had years to implement its strategy, and have it bear fruit. It has not succeeded. It is time to change the strategy and the Board.

The Columbus McKinnon Shareholder Committee is committed to providing you with an alternative to the current Board, and in so doing, allow you to choose a slate dedicated to evaluating all alternatives for immediate maximization of your share value. We welcome your input either directly at (212) 829-9507, or by your contacting our representative, MacKenzie Partners, Inc. at (800) 322-2885. We also strongly encourage you to tell management what you think of their attempts to impede action by independent shareholders, and to express your support for our strategy to maximize value.


Sincerely,


Jeffrey E. Schwarz

On Behalf of the Columbus McKinnon
Shareholders Committee

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         The  Shareholders   Committee  is  composed  of  Metropolitan   Capital
Advisors, Inc., which beneficially owns 366,800 shares of Columbus McKinnon common stock; Metropolitan Capital III, Inc., which beneficially owns 240,600 shares; Lakeway Capital Partners, LLC, which beneficially owns 120,450 shares; Scoggin, Inc., which beneficially owns 322,500 shares; and Scoggin, LLC, which beneficially owns 153,200 shares. The Shareholders Committee's collective beneficial ownership, including shares owned by certain affiliates of the Shareholders Committee members, of approximately 1,245,545 shares, represents about 8.49% of Columbus McKinnon's outstanding common stock.

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                       ADDITIONAL PARTICIPANT INFORMATION

         In addition to the participants named above, the following individuals and entities also may be deemed to be participants in the Shareholders Committee's proxy solicitation: Bedford Falls Investors, L.P., of which Metropolitan Capital Advisors, L.P. is the sole general partner, of which Metropolitan Capital Advisors, Inc. is the sole general partner; Metropolitan Capital Advisors International Limited, of



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which  Metropolitan  Capital  Partners III, L.P. is the investment  advisor,  of which Metropolitan Capital III, Inc. is the sole general partner; Jeffrey E. Schwarz and Karen Finerman, as shareholders, directors and executive officers of Metropolitan Capital Advisors, Inc. and Metropolitan Capital III, Inc.; Yaupon Partners, L.P. and Yaupon Partners II, L.P., of which Lakeway Capital Partners, LLC is the sole general partner; Robert F. Lietzow, Jr., as managing member of Lakeway Capital Partners, LLC; Scoggin Capital Management, L.P., of which Scoggin, Inc. is the sole general partner; Scoggin International Fund, Ltd., of which Scoggin, LLC is the investment advisor; and Curtis Schenker and Craig Effron, as shareholders, directors and executive officers of Scoggin, Inc. and managing members of Scoggin, LLC.

         A further description of the interests held by each of the above-named participants is contained in the Schedule 13D filed by the Committee and each of its members on May 6, 1999, as supplemented and amended by Amendment No. 1 to
Schedule 13D filed with the Securities and Exchange Commission on May 24, 1999.